EXHIBIT 23.1

Consent of PricewaterhouseCoopers

We consent to the incorporation by reference in the registration statement on this Form S-8 of Peak International Limited and its subsidiaries of our report dated April 23, 2003 (except for note 23, for which the date is June 19, 2003), which report appears in Peak International Limited’s Annual Report on Form 10-K for the year ended March 31, 2003.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers

Hong Kong

November 12, 2003